CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 98 to Registration Statement No. 333-176976 on Form N-1A of our reports dated September 20, 2018, relating to the financial statements and financial highlights of First Trust Horizon Managed Volatility Domestic ETF, First Trust Horizon Managed Volatility Developed International ETF, First Trust California Municipal High Income ETF, and First Trust Municipal High Income ETF, appearing in the Annual Reports on Form N-CSR for First Trust Exchange-Traded Fund III as of and for the year ended July 31, 2018, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Miscellaneous Information" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
November 28, 2018